CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
The Bramwell Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 8 to the Registration Statement of The Bramwell Funds, Inc., on Form N-1A of our report dated July 21, 1999, on our audit of the financial statements and financial highlights of The Bramwell Growth Fund (one of the portfolios constituting The Bramwell Funds, Inc.), which report is included in the Annual Report to Shareholders for the year ended June 30, 1999, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the references to our Firm under the captions "Experts " in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


/s/ PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
October 27, 1999